Exhibit 99.1

Virco Reports Results for Fourth Quarter and Year-Ended January 31, 2019

•	Revenue up 8% for the quarter and 6% for the full fiscal year

•	Higher input costs impact operating margins

•	Management announces corrective price increase and suspension of cash dividend

•	Order cycle may have been impacted by heavy winter

May 1, 2019-Torrance, California-Virco Mfg. Corporation today announced financial results for the fourth quarter and year-ended January 31, 2019:
Despite solid organic growth of 8% for the fourth quarter and 6% for the full fiscal year ended January 31, 2019, sudden increases in the cost of raw materials and other key inputs negatively impacted operating margins. Revenue for the fourth quarter grew 8% to $26,536,000 from $24,622,000 in the fourth quarter of the prior year. Revenue for the full year was up 6% to $200,716,000 this year from $189,287,000 last year. Operating loss for the seasonally light fourth quarter increased 26% to $(7,017,000) this year from $(5,555,000) last year. Operating income for the full year declined 55% to $2,331,000 this year from $5,140,000 last year.
The volatile environment for raw materials appears to have been triggered by the uncertainty associated with global trade tensions. Even though the Company sources most of its materials domestically, major inputs such as steel and plastic resin felt the ripple effects of international tariffs.
To compensate for the increases in raw materials, the Company has implemented a corrective price increase across all product lines and service categories. In addition, the Board has suspended payment of a cash dividend for the current quarter and will consider resuming dividends in future quarters subject to loan covenants and when the positive impact of the price increase is recorded.
Management believes the price increases are proportionate and competitively appropriate within the broader market for institutional and public school furniture. Furthermore, Management believes that business activity is sufficiently elastic to absorb higher prices with only minimal impacts to overall revenue.
Severe winter weather affected schools in many regions of the country. Historic flooding in the Midwest resulted in outright school closures, delays in construction, and related delays in the order cycle for classroom furniture. Similar delays appear to have occurred in other regions of the country. Management believes the cumulative impact of winter weather has slowed the annual order cycle by approximately 4-6 weeks. As of this report, order activity has finally returned to typical mid-spring levels after a notably slow start to the year.

Here are the numbers for the three and twelve months ended January 31, 2019 and 2018:

	Three Months Ended		Twelve Months Ended
	1/31/2019	1/31/2018	1/31/2019	1/31/2018
	(In thousands, except per share data)

Net sales	$26,536	$24,622	$200,716	$189,287
Cost of sales	20,702	18,728	133,635	123,816
Gross profit	5,834	5,894	67,081	65,471
Selling, general administrative & other expense (b)	12,851	11,449	64,750	60,331
Operating income (loss)	(7,017)	(5,555)	2,331	5,140
Pension expense (b)	401	311	1,257	1,181
Interest expense, net	293	265	2,191	1,545
Income (loss) before income taxes	(7,711)	(6,131)	(1,117)	2,414
Income tax expense (benefit)	(1,262)	2,419	497	5,623
Net loss	$(6,449)	$(8,550)	$(1,614)	$(3,209)

Net loss per share - basic (a)	$(0.42)	$(0.56)	$(0.10)	$(0.21)
Net loss per share - diluted	$(0.42)	$(0.56)	$(0.10)	$(0.21)

Weighted average shares outstanding - basic (a)	15,486	15,317	15,421	15,244
Weighted average shares outstanding - diluted	15,486	15,317	15,421	15,244

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.
(b) The Company adopted ASU 2017-07 on February 1, 2018 that required the presentation of non-service related pension costs to be recognized as non-operating income. The adoption resulted in the retrospective reclassification from selling, general administrative and other expenses to pension expense.

			1/31/2019	1/31/2018
Current assets			$63,111	$55,713
Non-current assets			60,002	60,910
Current liabilities			32,125	27,723
Non-current liabilities			33,961	30,188
Stockholders' equity			57,027	58,712

Commenting on the fourth quarter and the full year, Virco Chairman and CEO Robert Virtue said: “While we’re disappointed in how the year finished up, the resilience of our vertical business model and U.S. factories insulated us from even harsher impacts. As we execute this year’s plan within a rebalanced pricing regime, we hope to return to normal profit levels allowing us to reinstate our dividend. We take several of our obligations very seriously: to provide America’s public schools with the safest, highest quality, highest value furniture available; and to provide a proportionate and reliable return, including a quarterly cash dividend when feasible, to our shareholders who support us in this important work.”
President Doug Virtue reiterated this point: “Many industries were affected by last year’s spike in raw material costs. We’re addressing those impacts with a price increase that’s fair to our customers, who are ultimately the

American taxpayers and bond holders, while also being accountable to our shareholders. While the appropriate short-term response to last year’s results is to suspend our dividend, we are committed to improved operating profits that allow us to reinstate the dividend as soon as possible.”

Contact:

Virco Mfg. Corporation (310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: the effects of the Company’s price increases on future revenues; price levels of raw materials; the overall profitability of the Company and its ability to pay cash dividends in future periods; business strategies; market demand and product development; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.